EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 333-73314 and 333-73316 of Alliance Imaging, Inc. on Form S-8 of our report dated February 19, 2002 (March 12, 2002 as to Note 12), appearing in this Annual Report on Form 10-K of Alliance Imaging, Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 22, 2002